Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Amedica Corporation

Salt Lake City, Utah

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-207289, 333-205545, and 333-214804) and Form S-8 (No. 333-194977) of Amedica Corporation (the “Company”) of our report dated September 19, 2017 (December 26, 2017 as to the effects of the restatement described in Note 13 and the reverse stock split described  in Note 1), relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP
BDO USA, LLP
Salt Lake City, Utah
March 29, 2018